                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

[CHARTER COMMUNICATIONS LOGO]


                        CHARTER COMMUNICATIONS COMPLETES
                           ACQUISITION OF AVALON CABLE

ST. LOUIS, MO--NOVEMBER 15, 1999 -- Charter Communications (Nasdaq:CHTR) announced today that it has completed the acquisition of Avalon Cable and its cable systems serving customers in Michigan and New England. The purchase of Avalon added approximately 260,000 customers to Charter's subscriber base. The purchase price was approximately $845 million.

Charter Communications is a Wired World(TM) company offering a full range of traditional cable television services. The company has also begun to offer services including digital cable television, high-speed Internet access and paging and is introducing interactive video programming. All of these services are important steps toward the realization of the Wired World vision where cable's ability to transmit voice, video and data at high speeds will enable it to serve as the primary platform for the delivery of new services to the home and workplace. Charter is the fourth largest operator of cable television systems in the United States, serving approximately 6.2 million customers, after giving effect to a pending acquisition. The chairman of Charter Communications is Paul G. Allen. Jerald L. Kent is the company's president and CEO. More information about Charter can be accessed on the Internet at www.chartercom.com.

FOR FURTHER INFORMATION, CONTACT:
Media:   Anita Lamont
         Charter Communications, Inc.
         314/543-2215
         www.alamont@chartercom.com